Exhibit 4.2

THIS WARRANT AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL TO THE ISSUER OF THESE SECURITIES, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

Issuance Date: February 17, 2015 (the “Issuance Date”)

WARRANT FOR THE PURCHASE OF SHARES OF

COMMON STOCK OF AUTHENTIDATE HOLDING CORP.

THIS IS TO CERTIFY that, for value received,                         , its successors and assigns (the “Holder”), is entitled to purchase, subject to the terms and conditions hereinafter set forth, 80,000 shares of Authentidate Holding Corp, a Delaware corporation (the “Company”) common stock, $0.001 par value per share (“Common Stock”), and to receive certificates for the Common Stock so purchased. The shares of Common Stock issuable upon exercise of this Warrant may be referred to herein as the “Warrant Shares”. The exercise price of this Warrant is $1.01 per share, subject to adjustment as provided below (the “Exercise Price”). This Warrant is one of the Warrants issued by the Company pursuant to that certain Securities Purchase Agreement dated as of the Issuance Date (the “Purchase Agreement”) pursuant to which the Company has offered and sold to the purchasers named therein certain promissory notes (the “Note”) and this Warrant.

1. Exercise Period and Vesting. To the extent vested (in accordance with the provisions described below) this Warrant shall be exercisable at any time by the Holder beginning on the first business day following the six-month anniversary of the date listed above (the “Initial Exercise Date”), and ending at 5:00 p.m., New York, New York time, five years from the Issuance Date (the “Exercise Period”). This Warrant will terminate automatically and immediately upon the expiration of the Exercise Period.

From and after the date on which this Warrant may first be exercised, this Warrant may be exercised to purchase Warrant Shares as follows: (i) an aggregate of 6,665 Warrant Shares shall be vested as of the day that is the one month anniversary of the Issuance Date and (ii) thereafter, provided that the Note has not been repaid in full, the remaining Warrant Shares shall vest in equal increments of 6,667 Warrant Shares on each of the next five (5) successive monthly anniversary dates of the Issuance Date. Following the day that is the 180th anniversary date of the Issuance Date, this Warrant shall be exercisable for all of the 40,000 Warrant Shares covered by this Warrant until the expiration of the Exercise Period or such earlier date as set forth elsewhere in this Warrant. If the Note is extended for one or both of the 90 day extension periods described therein (each, an “Extension Period”), then a maximum of an additional 20,000 shares shall vest over each applicable 90 day Extension Period as follows: (i) an aggregate of 6,666 Warrant Shares shall be vested as of the day that is the one month anniversary of the commencement of each Extension Period, and (ii) thereafter, provided that the Note has not been repaid in full, the remaining Warrant Shares eligible to vest during such Extension Period shall vest in equal monthly increments of 6,667 Warrant Shares on each of the two and three month anniversary dates of the commencement of an applicable Extension Period. Upon the payment by the Company of the entire principal amount of the Note for any reason, no additional Warrant Shares shall vest.

2. Exercise of Warrant.

(a) Subject to the vesting provisions specified above, this Warrant may be exercised, in whole or in part, at any time and from time to time during the Exercise Period. Such exercise shall be accomplished by tender to the Company of an amount equal to the Exercise Price multiplied by the number of underlying shares being purchased (the “Purchase Price”), by wire transfer or by certified check or bank cashier’s check drawn on a United States bank in immediately available U.S. funds, payable to the order of the Company. As a condition of exercise, the Holder shall where applicable execute a customary investment letter and accredited investor questionnaire. The Holder’s right to exercise this Warrant is subject to compliance with any applicable laws and rules including Section 5 of the Securities Act of 1933.

(b) Upon receipt of the Purchase Price in Section 2(a), together with presentation and surrender to the Company of this Warrant with an executed subscription form in substantially the form attached hereto as Exhibit A (the “Subscription”), the Company will deliver to the Holder, as promptly as possible, a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Holder or its transferee (as permitted under Section 3 below). With respect to any exercise of this Warrant, the Holder will for all purposes be deemed to have become the holder of record of the number of shares of Common Stock purchased hereunder on the date a properly executed Subscription and payment of the Purchase Price is received by the Company (the “Exercise Date”), irrespective of the date of delivery of the certificate evidencing such shares, except that, if the date of such receipt is a date on which the stock transfer books of the Company are closed, such person will be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. Fractional shares of Common Stock will not be issued upon the exercise of this Warrant. In lieu of any fractional shares that would have been issued but for the immediately preceding sentence, the Holder will be entitled to receive cash equal to the current market price of such fraction of a share of Common Stock on the trading day immediately preceding the Exercise Date. In the event this Warrant is exercised in part, the Company shall issue a new Warrant to the Holder covering the aggregate number of shares of Common Stock as to which this Warrant remains exercisable for. The Company acknowledges and agrees that this Warrant was issued on the Issuance Date. The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).

3. Transferability and Exchange.

(a) This Warrant, and the Common Stock issuable upon the exercise hereof, may not be sold, transferred, pledged or hypothecated unless the Company shall have been provided with an opinion of counsel reasonably satisfactory to the Company that such transfer is not in violation of the Securities Act of 1933 (the “Securities Act”), and any applicable state securities laws. Subject to the satisfaction of this condition, this Warrant and the underlying shares of Common Stock if not eligible to be sold under Rule 144 of the Securities Act shall be transferable from time to time by the Holders upon written notice to the Company. If this Warrant is transferred, in whole or in part, the Company may request the transferee to sign an investment letter and shall, upon surrender of this Warrant to the Company, deliver to each transferee a new Warrant evidencing the rights of such transferee to purchase the number of shares of Common Stock that such transferee is entitled to purchase pursuant to such transfer. The Company may place a legend similar to the legend at the top of this Warrant on any replacement Warrant and on each certificate representing shares issuable upon exercise of this Warrant or any replacement Warrants. Only registered Holder may enforce the provisions of this Warrant against the Company. A transferee of the original registered Holder becomes a registered Holder only upon delivery to the Company of the original Warrant and an original Assignment, substantially in the form set forth in Exhibit B attached hereto.

(b) This Warrant is exchangeable upon its surrender by the Holder to the Company for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of shares as may be designated by the Holder at the time of such surrender (not to exceed the aggregate number of shares underlying this Warrant).

4. Adjustments to Exercise Price and Number of Shares Subject to Warrant. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of any of the events specified in this Section 4. For the purpose of this Section 4, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right to participate in any distribution of the assets or earnings of the Company without limit as to per share amount (excluding, and subject to any prior rights of, any class or series of preferred stock).

(a) In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock to holders of shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then the Exercise Price in effect at the time of the record date for such dividend or on the effective date of such subdivision, combination or reclassification, and/or the number and kind of securities issuable on such date, shall be proportionately adjusted so that the Holder of the Warrant thereafter exercised shall be entitled to receive the aggregate number and kind of shares of Common Stock (or such other securities other than Common Stock) of the Company, at the same aggregate Exercise Price, that, if such Warrant had been exercised immediately prior to such date, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification. It is agreed that the adjustments provided for in this Section 4(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of this Warrants, nor the total exercise price payable for such percentage upon exercise, will be affected by any event described in this Section 4(a). Such adjustment shall be made successively whenever any event listed above shall occur.

(b) If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 4 will also apply to the securities to which the Holder or its assignee is entitled under this Section 4(c).

(c) Notwithstanding any provision herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Section 4(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

(d) Intentionally omitted.

(e) If the Company merges or consolidates into or with another corporation or entity, or if another corporation or entity merges into or with the Company (excluding such a merger in which the Company is the surviving or continuing corporation and which does not result in any reclassification, conversion, exchange, or cancellation of the outstanding shares of Common Stock), or if all or substantially all of the assets or business of the Company are sold or transferred to another corporation, entity, or person, then, as a condition to such consolidation, merger, or sale (any a “Transaction”), lawful and adequate provision shall be made whereby the Holder shall have the right from and after the Transaction to receive, upon exercise of this Warrant and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock that would have been issuable if this Warrant had been exercised immediately before the Transaction, such shares of stock, securities, or assets as the Holder would have owned immediately after the Transaction if the Holder have exercised this Warrant immediately before the effective date of the Transaction.

(f) In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company shall effect such adjustment, on a basis consistent with the essential intent and principles established in this Section 4, as may be necessary to preserve, without dilution, the purchase rights represented by this Warrant.

5. No Registration Rights. Issuance of this Warrant and the Warrant Shares (together, the “Securities”) have not been registered under the Securities Act. The Holder acknowledges that the Warrant is being issued, and the Warrant Shares will be issued, on the basis of the statutory exemption provided by section 4(a)(2) of the Securities Act relating to transactions by an issuer not involving any public offering, and that the Company’s reliance upon this statutory exemption is based in part upon the representations made by the Holder. The Holder agrees that no sale, assignment or transfer of the Securities shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Securities is registered under the Securities Act, or (ii) the Securities are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act or such sale, assignment, or transfer is otherwise exempt from registration under the Securities Act. The Holder represents and warrants that he has acquired this Warrant and will acquire the Warrant Shares for his own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and that he has no present intention of distributing or selling to others any of such interest or granting any participation therein. The Holder acknowledges that the Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or registered or qualified under any applicable state securities laws or is exempt from registration and/or qualification. The Holder is able to bear the economic risk of such investment and to afford a complete loss thereof and is an “accredited investor” as such term is defined in Rule 501 (the provisions of which are known to the Holder) promulgated under the Securities Act.

When exercised, the stock certificates shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), and may not be offered for sale or sold except pursuant to (i) an effective registration statement under the Securities Act, or (ii) an opinion of counsel to the issuer of these securities that an exemption from registration under the Securities Act is available.

6. Reservation of Shares. The Company agrees at all times to reserve and hold available out of its authorized but unissued shares of Common Stock the number of shares of Common Stock issuable upon the full exercise of this Warrant. The Company further covenants and agrees that all shares of Common Stock that may be delivered upon the exercise of this Warrant will, upon delivery, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the purchase thereof hereunder.

7. Notices to Holder. Upon any adjustment of the Exercise Price pursuant to Section 4, the Company shall promptly thereafter cause to be given to the Holder written notice of such adjustment. Such notice shall include the Exercise Price (and/or the number of shares of Common Stock issuable upon the exercise of this Warrant) after such adjustment, and shall set forth in reasonable detail the Company’s method of calculation and the facts upon which such calculations were based. Where appropriate, such notice shall be given in advance and included as a part of any notice required to be given under the other provisions of this Section 7.

In the event of (a) any fixing by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any rights to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, (b) any capital reorganization of the Company, or reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets or business of the Company to, or consolidation or merger of the Company with or into, any other entity or person, or (c) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event the Company will give the Holder a written notice specifying, as the case may be (i) the record date for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right; or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such capital stock or securities receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock securities) for securities or other property deliverable upon such event. Notwithstanding anything else in this Section 7 to the contrary, however, if the date on which the Company is obliged to provide any notice hereunder to the Holders is prior to a public announcement relating to the events set forth and on such date the Company’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each Holder simultaneously with the notice provided to the Company’s common stockholders. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

8. No Rights as a Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company, nor to any other rights whatsoever except the rights herein set forth.

9. Additional Covenants of the Company. For so long as the Common Stock is listed for trading or trades on any national securities exchange including, the Company shall, upon issuance of any shares for which this Warrant is exercisable, at its expense, promptly obtain and maintain the listing or qualifications for trading of such shares.

The Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934 for so long as and to the extent that such requirements apply to the Company.

The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (a) shall comply with Section 6 of this Warrant and have available sufficient shares of Common Stock to be issued from time to time upon exercise of this Warrant, (b) will not increase the par value of any shares of Common Stock issuable upon exercise of this Warrant above the amount payable therefor upon such exercise, and (c) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable stock.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

11. Notices. The Company agrees to maintain a ledger of the ownership of this Warrant (the “Ledger”). Any notice hereunder shall be given by FedEx or other overnight delivery service for delivery on the next business day if to the Company, at its principal executive office and, if to the Holder, to his address shown in the Ledger of the Company; provided, however, that either the Company or the Holder may at any time on three days’ written notice to the other designate or substitute another address where notice is to be given. Notice shall be deemed given and received after a FedEx or other overnight delivery service is delivered to the carrier.

12. Severability. Every provision of this Warrant is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Warrant.

13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of choice of laws thereof.

14. Entire Agreement. This Warrant (including the Exhibits attached hereto) constitutes the entire understanding between the Company and the Holder with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

15. Waivers and Amendments. No course of dealing between the Company and the Holder hereof shall operate as a waiver of any right of any Holder hereof, and no delay on the part of the Holder in exercising any right hereunder shall so operate. This Warrant may be amended or waived only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Warrant, and all future Holders shall be bound thereby.

16. Loss, Destruction, Etc. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu thereof and any such lost, stolen, destroyed or mutilated warrant shall thereupon become void.

17. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

[Signature Page To Warrant]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

AUTHENTIDATE HOLDING CORP.

By:	/s/ William A. Marshall
Name:	William A. Marshall
Title:	Chief Financial Officer

Exhibit A to the Warrant

SUBSCRIPTION FORM

(To be Executed by the Holder to Exercise the Rights To Purchase Common Stock Evidenced by the Within Warrant)

Section 1 - Please complete the following:

•	I am exercising my right to purchase all of the shares of Common Stock which I am entitled to purchase under this warrant. The number of shares of Common Stock is .

•	I am exercising my right to purchase shares of Common Stock, and request that the Company deliver to me or as I shall designate below a new Warrant representing the right to purchase shares of Common Stock.

I am making payment of the full exercise price for such shares at an Exercise Price per share of $        as provided for in such Warrant. The total exercise price payable is $        . Such payment takes the form of (check applicable box or boxes):

☐	$ in certified or official bank check payable to the order of the Company; or

☐	$ by wire transfer of immediately available funds

I request that a certificate for the Common Stock be issued in the name of the undersigned and be delivered to the undersigned at the address stated below. If the Common Stock is not all of the shares purchasable pursuant to the Warrant, I request that a new Warrant of like tenor for the balance of the remaining shares purchasable thereunder be delivered to me at the address stated below.

In connection with the issuance of the Common Stock, I hereby represent to the Company that I am acquiring the Common Stock for my own account for investment and not with a view to, or for resale in connection with, a distribution of the shares within the meaning of the Securities Act of 1933 (the “Securities Act”).

I am            am not              [please initial one] an accredited investor for at least one of the reasons on Exhibit A-1 to the Warrant. If the SEC has amended the rule defining the definition of accredited investor, I acknowledge that as a condition to exercise the Warrant, the Company may request updated information regarding the Holder’s status as an accredited investor. My exercise of the Warrant shall be in compliance with the applicable exemptions under the Securities Act and applicable state law

I understand that if at this time the Common Stock has not been registered under the Securities Act, I must hold such Common Stock indefinitely unless the Common Stock is subsequently registered and qualified under the Securities Act or is exempt from such registration and qualification. I shall make no transfer or disposition of the Common Stock unless (a) such transfer or disposition can be made without registration under the Securities Act by reason of a specific exemption from such registration and such qualification, or (b) a registration statement has been filed pursuant to the Securities Act and has been declared effective with respect to such disposition. I agree that each certificate representing the Common Stock delivered to me shall bear substantially the same as set forth on the front page of the Warrant.

I further agree that the Company may place stop transfer orders with its transfer agent same effect as the above legend. The legend and stop transfer notice referred to above shall be removed only upon my furnishing to the Company of an opinion of counsel to the Company to the effect that such legend may be removed.

Date:	Signed:
Print Name:
Address:

Date:	Signed:
Print Name:
Address:

Exhibit A-1 to the Warrant

For Individual Investors Only:

1. A person who has an individual net worth, or combined net worth (with his or her spouse) who has, in excess of $1,000,000. For purposes of this question, “net worth” means the excess of total assets at fair market value. The fair market value of my primary residence and the indebtedness on mortgages or deeds of trust related to such residence shall be excluded unless the indebtedness exceeds the fair market value.

2a. A person who had individual income (exclusive of any income attributable to the person’s spouse) of more than who has $200,000 in each of the two most recently completed years and who reasonably expects to have an individual income in excess of $200,000 this year.

2b. Alternatively, a person, who with his or her spouse, has joint income in excess of $300,000 in each applicable year.

3. A director or executive officer of the Company.

Other Investors:

4. Any bank as defined in Section 3(a)(2) of the Securities Act of 1933 (“Securities Act”) whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

5. A private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

6. An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

7. A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act.

8. An entity in which all of the equity owners are accredited investors.

Exhibit B to the Warrant

ASSIGNMENT

(To be Executed by the Holder to Effect Transfer of the Attached Warrant)

For Value Received                                          hereby sells, assigns and transfers to                                          the Warrant attached hereto and the rights represented thereby to purchase                  shares of Common Stock in accordance with the terms and conditions hereof, and does hereby irrevocably constitute and appoint                                          as attorney to transfer such Warrant on the books of the Company with full power of substitution.

Dated:	Signed:
Please print or typewrite name and address of assignee:		Please insert Social Security or other Tax Identification Number of Assignee:

Dated:	Signed:
Please print or typewrite name and address of assignee:		Please insert Social Security or other Tax Identification Number of Assignee: